Exhibit 10.2

MINING LEASE

THIS MINING LEASE (“Agreement”) is made this 9th day of October 2009 by and between Rubicon Resources Inc., a Nevada corporation (“Owner”); and KMR Resources Inc., a Nevada corporation (“Lessee”).
RECITALS

A.  Owner owns and possesses one hundred and eleven (111) unpatented mining claims located in Eureka County, Nevada.  The claims are more particularly described on Exhibit A attached hereto.
These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, owned by Owner shall be referred to collectively as the “Property”.
B.  The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property pursuant to the terms and conditions of this Agreement.
THEREFORE, the parties have agreed as follows:
SECTION ONE

Lease Term and Royalties

1.1           Term of Lease.  Owner hereby leases the Property to Lessee for an initial term of ten (10) years, and renewable for additional ten (10) year periods not to exceed 99 years.   The Effective Date of this Agreement will be October 15th, 2009, and all rights and obligations shall be calculated on the basis of that date.
1.2           Area of Influence.   A one mile area of influence, extending from the current boundaries of the Property, within which any claims located or acquired by Lessee will be considered part of the Property.
1.3           Advanced Minimum Royalty Payments.  Until production is achieved in paying quantities by Lessee from the Property, Lessee shall pay the following advanced minimum royalty (AMR) payments to Owner:
                      a.           Commencing on the effective date of this agreement as defined in paragraph 1.1, Lessee shall make the following advanced minimum royalty payments to Owner:

Payment Date                                                                          AMR Payment
On the Effective Date                                                                     $45,000.00
On April 15, 2010                                                                         $15,000.00
On the first Anniversary of the Effective Date                                  $15,000.00
Every six (6) months thereafter                                                       $15,000.00

Each payment shall, subject to the covenants, terms and conditions of this Agreement, entitle the Lessee to hold and work the Property for the ensuing six (6) months.

b.           On the fifth anniversary of the effective date and every five (5) years thereafter the AMR payments required by paragraph 1.3.a (above) shall be adjusted for inflation using standard procedures commonly in use at the time.

1.4           Annual Work Commitment.   There shall be no annual work commitment on the property, however, Lessee agrees to diligently pursue discovery and commercial production as contemplated by this agreement.

1.5           Production Royalties.  Royalty shall be paid by Lessee to Owner for gold, silver, other metals, mineral products or geothermal resources produced and sold from mining claims within the area of influence.
Upon commencing production of valuable minerals from the Property, Lessee shall pay Owner a net smelter return royalty (“NSR”) on production at the rate of three percent (3.0%) of net smelter returns.
The total royalty may be reduced to a minimum of 1% with each percentage point of reduction being purchased by Lessee for $1 million per point (all dollar amounts are in US dollars).  The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually paid by Lessee:

a.           Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.           Actual charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold but specifically excluding costs of transportation of ores to a mill or other processing facility, that is not a smelter or refinery, where concentrates or dore are produced; and

c.           Actual charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

d.           Any new royalties, taxes, charges, or fees which may be imposed by future legislation, but royalty paid by Lessee to Owner shall never be less than two percent (2%), less expenses as detailed in paragraphs 1.5.a, b and c.  In the event the royalty is reduced the option to purchase two (2) percentage points under paragraph 1.5 (above) shall be reduced to one (1) percentage point.
In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the actual and reasonable amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.
Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter or other processor All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.
Owner will receive no production royalties until Lessee has recaptured all AMR payments.    Payments made to Owner in any given lease year in which production occurs shall not be less than the AMR payments payable in that year, had no production occurred.  After recapture, Lessee shall pay production royalties in excess of the AMR payments paid to Owner.

1.6           Delivery of Data.  Upon execution of this Agreement Owner shall deliver to Lessee copies of all maps, deeds, and other documents in his possession which pertain to the claim title and boundaries, prior workings and production history, and so forth.

SECTION TWO

Operations

2.1           Right to Explore, Develop and Mine.  Upon  execution  of  this  Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property, including without limitation the right to mine underground or on the surface, extract by leaching in place or any other means, remove, save, mill, concentrate, treat, and sell or otherwise dispose of ores, concentrates, mineral-bearing earth and rock and other products therefrom.

2.2           Conduct of Work.  Lessee shall perform its mining activities on the Property prudently, diligently and in accordance with good mining practice, and shall comply with all applicable laws and regulations.

2.3           Liability and Insurance.  Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee's activities on the Property or under this Agreement.  To that end, Lessee shall immediately obtain and carry a policy of public liability insurance in the amount of $2,000,000.00 or more for personal injury and $200,000.00 for property damage to third parties, protecting Owner against any claims for injury to persons or damage to property of third parties resulting from Lessee's operations.  Lessee shall provide Owner with a certificate of insurance evidencing such insurance which names Owner as additional named insured and requires notice of release or termination of policy.

2.3.1       Environmental Liabilities.   Lessee, its successors and assigns shall indemnify and hold owner harmless from any environmental liabilities arising out of Lessee’s activities on the property.

2.4           Liens.  Lessee shall keep the Property free and clear from any and all liens and encumbrances, including mechanics' or laborers' liens arising from labor performed on or material furnished to the Property at Lessee's request.  However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.

2.5           Installation and Removal of Equipment.  Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its mining activities on the Property.  Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense.  Owner may, at Owner's discretion, require Lessee to remove all of the above items from the Property upon termination.  Any equipment remaining on the Property after six (6) months shall if and to the extent that Owner so elects by giving written notice of election to Lessee become the property of Owner.

2.6           Acquisition of Permits.  Lessee shall acquire and comply with all federal, state and county permits required for its operations.  Lessee shall be responsible for reclamation of only those areas disturbed by Lessee's activities.  In the event that Lessee is required to post a reclamation bond, the bond if and to the extent provided for by applicable law, will revert to Lessee upon satisfactory completion of the reclamation program.

2.7           Commingling of Ore.  Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples Owner's ores in accordance with sound mining and metallurgical practices and fully and accurately accounts for Owner's share of production.  If Lessee stores ores, concentrates, or other mineral product from other properties on Owner’s Property (as defined in Exhibit A) for a period greater than two (2) years, Lessee shall pay to Owner a toll of TWENTY FIVE CENTS ($.25) per ton per year for all such ores, concentrates, and other mineral products stored on Owner’s Property.

2.8           Drill Logs, Assays, and Maps.  Upon request by Owner, copies of all drill logs, exploration information, assays, maps, metallurgical studies, and a summary report of all factual information shall be furnished by Lessee to Owner upon the expiration or termination of this Agreement.

SECTION THREE

Inspection by Owner

3.1           Inspection of Property.  Owner, or Owner’s authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Owner’s own risk and so as not to hinder unreasonably the operations of Lessee.  Owner shall indemnify and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or Owner’s agents or representatives on the Property or the approaches thereto.

3.2           Inspection of Accounts.  Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner shall have the right, either personally or through a qualified accountant of Owner’s choice and at Owner’s cost, to examine and inspect the books and records of Lessee pertaining to the operations of Lessee and to materials produced from the Property.

SECTION FOUR
Taxes
Lessee shall pay all taxes levied or assessed upon the Property, existing improvements, and any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year.  However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Maintenance of Claims

5.1           Rental Fees.  So long as the annual assessment requirement is suspended, Lessee shall pay all annual rental fees and filing costs required to maintain the Property in good standing, commencing with the payment due by August 31, 2010 for the 2010-2011 assessment year.  Lessee shall provide evidence of BLM payments to Owner by July 1 of each year.  Lessee shall record an Affidavit and Notice of Intent to Hold in Eureka County and provide evidence of payment to Owner by October 1 of each year.  If Owner is obliged to make any of the foregoing payments or filings in order to avoid forfeiture of the Claims, Lessee shall reimburse Owner twice the amount of the fees paid by Owner.  If Lessee terminates this Agreement before June 1 of any year, Lessee shall not be responsible for rental payments or filings due in that calendar year.

5.2           Assessment Work.  If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance and filing of assessment work unless this Agreement is terminated as hereinafter provided.   In the event of termination after June 1 of any calendar year, Lessee shall be responsible for the performance and filing of assessment work for that year.

5.3           Relocation, Amendment, and Patent.  At any time during which this Agree-ment is in effect, Lessee may, with the express written consent of Owner but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.

5.4           Mineral .  In the event of repeal or substantial change in the Mining Law of 1872, Lessee shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed in Section One.

SECTION SIX

Termination and Default

6.1           Termination.  Lessee shall have the right to terminate this Agreement at its sole discretion at any time by giving 30 (thirty) days written notice to Owner and delivering an executed Quit Claim Deed which shall be prepared contemporaneously with this agreement and held by Lessee’s legal consul.  Upon termination, Owner shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate.  Lessee shall promptly upon termination provide Owner with all cores, cuttings, samples, factual data, maps, assays, and reports pertaining to the Property.

6.2           Default.  If Lessee fails to perform all of its obligations under this Agreement, including but not limited to the making of all payments due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform.  If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and within thirty (30) days for any other default, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner.  Notice of termination shall be in writing and served in accordance with this Agreement. A copy of the written notice of termination shall be delivered to Lessee’s legal consul who will promptly deliver to Owner the executed Quit Claim Deed required under Section 6.1 above.

6.3           Obligations Following Termination.  In the event of voluntary or involun-tary termination, Lessee shall peaceably surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay any advance and production royalties then owed to Owner; (2) to pay the cost of removal as stated in Section 2.5; (3) to fulfill its reclamation responsibilities as stated in Section 2.6; (4) to satisfy any accrued obligations or liabilities including but not limited to any relating to Lessee's obligations to indemnify and hold Owner harmless pursuant to Section 2.3; and (5) to satisfy any other obligation imposed by this Agreement or by law.

SECTION SEVEN

Notices and Payments

7.1           Notices.  All notices to Lessee or Owner shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below.  Notice of any change in address shall be given in the same manner.

TO OWNER:                                      David R. Shaddrick, President
Rubicon Resources Inc.
3405 Bowie Road
Reno, Nevada 89503

TO LESSEE:                                       Earl W. Abbott, President
KMR Resources Inc.
3841 Amador Way
Reno, Nevada  89502

7.2           Payments.  All payments shall be in U.S. currency in the form of a bank draft or certified check payable to Owner at the address above or by wire transfer.

SECTION EIGHT

Assignment

Lessee may not assign this Agreement at any time, in whole or in part without Owner’s consent, which shall not be unreasonably withheld.  Owner will have 30 (thirty) days to object in writing with detailed valid reasons or the assignment will proceed.

SECTION NINE

Warranty of Title

9.1           Warranty.  Owner represents, to the best of Owner’s knowledge and belief at the execution of this Agreement, that Owner owns and possesses the unpatented mining claims described on Exhibit A and all lode mineral rights within the boundary of those claims (but, with respect to the unpatented claims, title shall be subject to the paramount title of the United States and shall except those portions that may overlap adjacent fee lands or valid senior unpatented claims); that the unpatented claims are valid under the mining laws of the United States and the State of Nevada; and that Owner has and will continue to have the right to commit the Property to this Agreement.  Owner further warrants that all records have been filed with the Bureau of Land Management pursuant to 43 C.F.R., Subpart 3833..   Owner further warrants that Owner is not aware of any claim disputes, legal actions, or environmental hazards affecting the Property.

9.2           Examination of Title Documents.  Promptly after execution of this Agree-ment, Owner shall deliver to Lessee copies of all documents in Owner’s possession bearing upon Owner's title, interest, or ownership in the Property.  Lessee may then undertake such further investigation of the title and status of the claims as Lessee shall deem necessary.  If that investigation should reveal defects in the title, Owner agrees to proceed forthwith to cure said title defects to the satisfaction of Lessee; and in the event Owner should not do so, Lessee may cure such title defects and deduct the expense incurred, including reasonable attorney's fees, from any payment to be made hereunder.  The deduction in each year may not exceed one-half of the AMR payments payable to Owner for that year.

9.3           No Liability for Loss of Claims.  Lessee shall not be held liable for the loss of any claims by virtue of invalid location by Owner.  Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has promptly given Owner written notice of the initiation of any such act by a governmental agency and taken all reasonable and legal means to protect and maintain such claims.

SECTION TEN

Force Majeure

10.1           Suspension of Obligations.  If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing.  Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

10.2           Definition of Force Majeure.  “Force Majeure” means any cause beyond a party's reasonable control that the party is unable to cure by the exercise of due  diligence, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God (but excepting any obligation to pay money).

10.3           Economic Force Majeure.  During the extended term of this Agreement, Lessee shall have the right to suspend operations and hold the Property during periods of Economic Force Majeure.  “Economic Force Majeure” shall mean periods during which the price of gold or other mineral commodities is too low to allow economic recovery and sale of ore from the Property.  However, Lessee shall continue to pay semiannual AMR payments during conditions of Economic Force Majeure.

SECTION ELEVEN

Miscellaneous Provisions

11.1           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

11.2           Applicable Law.  The terms and provisions of this Agreement and the rights and obligations of the parties shall be governed and interpreted in accordance with the laws of the State of Nevada.

11.3           Entire Agreement.  This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.  Lessee shall, at all times, act prudently, diligently and in good faith.

11.4           Recording Memorandum of Agreement.  The parties hereto agree to ex-ecute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Eureka County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

11.5           Void or Invalid Provisions.  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

11.6           Time of the Essence.  Time is of the essence of this Agreement and each and every part thereof.

11.7           Confidentiality.  Except as otherwise required by law, all reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee's prior written consent.

11.8           No Partnership.  Nothing in this Agreement shall create a partnership or other relationship between Owner and Lessee except that of lessor and lessee hereunder.

11.9           Counterparts and Facsimiles.  This Agreement may be executed in counter-parts.  Facsimile signatures will be acceptable for a binding agreement among the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

    OWNER

    By:   /s/David R. Shaddrick
                                  David R. Shaddrick, President
          Rubicon Resources Inc.

    LESSEE

    By:   /s/ Earl Abbott
                     Earl Abbott, President
          KMR Resources Inc.

STATE OF NEVADA           )
)ss
COUNTY OF WASHOE             )

On this 9th day of October, 2009, before me, a Notary Public in and for said county and state, personally appeared, Earl W. Abbott, known (or proved) to me to be the person who executed the above MINING LEASE, and acknowledged to me that he executed the same for purposes stated therein.

 /s/ Audrey Bonarito
NOTARY PUBLIC

Witness my hand and seal

/s/ Audrey Bonarito
Notary Public
My commission expires 11-29-2011
Document Title:____________________________________________________________________________________________________________________________________________
Number of pages:________________________
Other signers:_____________________________________________________________________________________________________________________________________________

STATE OF NEVADA       )
)ss
COUNTY OF WASHOE  )

On this 9th day of October, 2009, before me, a Notary Public in and for said county and state, personally appeared DAVID R. SHADDRICK, PRESIDENT OF RUBICON RESOURCES INC., known (or proved) to me to be the person who executed the above MINING LEASE, and acknowledged to me that he executed the same for purposes stated therein.

/s/ Audrey Bonarito
NOTARY PUBLIC

Witness my hand and seal

Notary Public
My commission expires 11-29-10
Document Title:____________________________________________________________________________________________________________________________________________
Number of pages:______________________
Other signers:_____________________________________________________________________________________________________________________________________________

Exhibit A
Description of the unpatented mining claims situated in Eureka County, Nevada

Claim #	Owner	NMC Number	T, R, Section	Loc. Date
GT 1-20	Rubicon Resources Inc.	680268 – 287	T25N, R48E, Sec3	7/10/1993
GT 21-36	Rubicon Resources Inc.	680288 – 303	T25N, R48E, Sec2	7/10/1993
GT 37-42	Rubicon Resources Inc.	680303 – 309	T25N, R48E, Sec1	7/10/1993
GT 43-58	Rubicon Resources Inc.	680310 – 325	T25N, R48E, Sec2	7/11/1993
GT 59-66	Rubicon Resources Inc.	680326 – 333	T25N, R48E, Sec3	7/11/1993
GT 67-70	Rubicon Resources Inc.	702491 – 494	T26N, R48E, Sec35	5/15/1994
GT 71-78	Rubicon Resources Inc.	702495 – 502	T26N, R48E, Sec34	5/15/1994
GT 79-80	Rubicon Resources Inc.	702503 – 504	T26N, R48E, Sec33	5/15/1994
GT 81-83	Rubicon Resources Inc.	789943 – 945	T25N, R48E, Sec12	2/19/1998
GT 83-90	Rubicon Resources Inc.	789946 – 952	T25N, R48E, Sec11	2/19/1998
CTZ 1-15	Rubicon Resources Inc.	805848 – 862	T26N, R28E, Sec33	5/21/1999
CTZ 18-23	Rubicon Resources Inc.	805863 – 868	T25N, R48E, Sec3	7/9/1999